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NIQ Announces Strong Fourth Quarter and Full Year 2025 Results
•Exceeded Revenue, Adjusted EBITDA and levered free cash flow guidance and achieved positive free cash flow for the full year.
•Delivered 9.2% reported revenue growth in Q4, or 5.7% organic constant currency ("OCC")
•Drove 7.7% and 7.1% Intelligence OCC revenue growth in Q4 and full year 2025, respectively
•Improved net loss and increased cash provided by operating activities to $298.7 million and grew $224.8 million year-over-year
•Accelerated Adjusted EBITDA growth, and delivered positive levered free cash flow in FY25, including $315.3 million of levered free cash flow in the second half of 2025
•Announced tech-enabled cost‑efficiency actions expected to enhance projected 2026 margins
•Introducing 2026 financial guidance; we expect 5.0% to 5.3% OCC revenue growth, 23.5% to 23.8% Adjusted EBITDA margin, and $235.0M to $250.0M of levered free cash flow

CHICAGO, February 27, 2026 – NIQ Global Intelligence plc (NYSE: NIQ) (the “Company”, or “NIQ”), a leading global consumer intelligence company, today announced financial results for the fourth quarter and full year ended December 31, 2025.
Fourth Quarter 2025 Results
Revenue:
•Total revenue grew 9.2% year-over-year to $1,139.1 million. Organic constant currency revenue grew 5.7%, led by EMEA and Americas, which grew 7.5% and 5.7%, respectively.
•Intelligence revenue (as reported) grew 10.9%, or 7.7% in organic constant currency. Activation revenue (as reported) grew 3.4%, or a 1.2% decrease year-over-year in organic constant currency.
•Annualized Intelligence Subscription revenue grew 6.6% to $2,877.1 million with 105% Intelligence Subscription Net Dollar Retention and 98% Gross Dollar Retention.
Earnings:
•Net loss and Adjusted Net Loss improved by $140.7 million and $58.5 million year-over-year.
•Adjusted EBITDA growth accelerated to 30.2% resulting in $289.2 million. Adjusted EBITDA margin expanded by 410 basis points year-over-year to 25.4%.
•Net cash provided by operating activities was $188.7 million and increased $120.4 million year-over-year driven by higher profitability as well as reduced interest payments resulting from our transformed capital structure post-IPO. Net working capital contributed $45.8 million of net cash inflows driven by improved days sales outstanding (“DSOs”).
•Unlevered free cash flow of $149.7 million increased $79.2 million year-over-year driven by higher profitability, improved net working capital and increased capital efficiency.
“Q4 exceeded expectations and capped a defining year for NIQ,” said Jim Peck, Executive Chairman and Chief Executive Officer. “We entered the public markets, executed with discipline, and delivered durable organic growth, significant margin expansion, and $315 million of levered free cash flow in the back half—achieving positive free cash flow ahead of schedule.”
“In 2026, we're harnessing AI to fundamentally strengthen NIQ’s competitive position. As enterprises move from experimentation to operational AI, trusted, governed, and decision‑grade data becomes mission‑critical—and that is where NIQ excels. Our data moat is built on proprietary datasets at global scale. We are embedding AI across our data, products, and workflows to widen our moat, accelerate innovation and drive monetization, and structurally lower our cost base. Our inflecting free cash flow—together with cost‑efficiency actions supporting our improved 2026 margin outlook—potentially mark a prominent next phase of profitable growth for NIQ.”
“We achieved all of the key financial priorities we set at our IPO—consistent organic growth, expanded margins, positive free cash flow, and reduced leverage,” added Mike Burwell, Chief Financial Officer. “In 2026, we expect to build on this momentum with 5‑plus percent organic revenue growth, continued margin and free cash flow expansion, and disciplined capital allocation—including growth‑focused capex, investments in our AI capabilities, and tuck‑in M&A.”
Full Year 2025 Results
Revenue:
•Total revenue grew 5.7% year-over-year to $4,198.4 million. Organic constant currency revenue grew 5.7%. Revenue growth was led by EMEA and Americas, which grew 7.2% and 5.9% respectively.
•Intelligence revenue (as reported) grew 6.6%, or 7.1% in organic constant currency. Activation revenue (as reported) grew 2.1% and was flat year-over-year in organic constant currency.
Earnings:
•Net loss and Adjusted Net Loss improved $444.7 million and $211.1 million year-over-year. Adjusted EBITDA growth accelerated to 23.8% resulting in $916.5 million. Adjusted EBITDA margin expanded by 320 basis points year-over-year to 21.8%.

•Net cash provided by operating activities was $298.7 million and grew $224.8 million year-over-year driven by lower payments on interest and higher profitability.
•Unlevered free cash flow of $334.5 million grew $147.9 million year-over-year driven by higher profitability and increased capital efficiency.
Summary Fourth Quarter & Full Year 2025 Business Highlights:
Key client developments, including:
•Landed five eight-figure Intelligence renewals with enterprise clients and drove continued strong Consumer Panel takeaways in Western Europe and LATAM
•Cross-sold eCommerce solutions to 29% of Intelligence clients in 2025 (up from 19% in 2024), and grew Full View Measurement clients to more than 190, and accelerated eCommerce revenue growth 32% in 2025
•Increased client Net Promoter Score to 49, our highest reading ever—up 11 points year-over-year—driven by strong gains in Western Europe and Asia Pacific
•Selected by Kellanova Europe—the global snacking powerhouse behind favorites like Pringles®, Cheez-It®, Pop-Tarts®, and Rice Krispies Treats®—to help power its consumer understanding and decision-making across 29 European markets
•Selected by EURONICS, one of the largest retail cooperatives in the Technical Consumer Goods sector, to deliver Online Price Monitoring across their digital shelf – giving its members clear, real-time visibility into market pricing and consumer trends to track competitive pricing, detect early market shifts, and activate strategies that drive growth
New AI-enabled product launches & capabilities, including:
•Reached 4 trillion data records captured per week in our AI-powered Connect data engine
•Beta-launched agentic AI Analyst feature in Discover spanning key client persona use-cases across Account Performance, Pricing, Distribution, and Shopper Analysis
•Expanded BASES AI Product Developer to 35 clients and 40 countries and BASES AI Screener to 36 clients and 209 categories in 2025
AI-enabled cost efficiency, including:
•Reduced cash data costs to 15% of revenue in 2025
•Embedded AI across engineering, data operations, sales, and corporate support functions is boosting productivity, improving delivery and lowering cost‑to‑serve;
Financial Summary & Operating Metrics

	Three Months Ended December 31,			Year Ended December 31,
(in millions)	2025	2024	Y/Y Growth	2025	2024	Y/Y Growth
Reported revenue(1)	$1,139.1	$1,042.8	9.2%	$4,198.4	$3,972.6	5.7%
Organic constant currency revenue growth			5.7%			5.7%
Reported operating income (loss)	$65.0	$(24.5)	n/m	$85.4	$(99.8)	n/m
Reported net loss attributable to NIQ	$(32.2)	$(172.9)	81.4%	$(353.3)	$(798.0)	55.7%
Adjusted EBITDA(1)	$289.2	$222.1	30.2%	$916.5	$740.5	23.8%
Adjusted net income (loss)	$58.9	$0.4	n/m	$61.9	$(149.2)	n/m
Reported net cash provided by operating activities	$188.7	$68.3	n/m	$298.7	$73.9	n/m
Unlevered free cash flow	$149.7	$70.5	n/m	$334.5	$186.6	79.3%
Cash paid for interest	$58.8	$94.5	(37.8)%	$298.7	$411.4	(27.4)%
Free cash flow	$90.9	$(24.0)	n/m	$35.8	$(224.8)	n/m
* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this release. Percentage changes that are not meaningful are presented as “n/m”.

(1) Metric is presented on an as-reported basis at actual FX rates.

Fourth Quarter & Full Year 2025 Segment Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions)	2025	2024	Reported Growth	Organic CC Growth	2025	2024	Reported Growth	Organic CC Growth
Reported revenue(1)
Americas	$450.6	$413.4	9.0%	5.7%	$1,632.2	$1,550.2	5.3%	5.9%
EMEA	505.6	448.3	12.8%	7.5%	1,864.5	1,731.5	7.7%	7.2%
APAC	182.9	181.1	1.0%	1.2%	701.7	690.9	1.6%	1.7%
Total reported revenue	$1,139.1	$1,042.8	9.2%	5.7%	$4,198.4	$3,972.6	5.7%	5.7%

Reported revenue(1)
Intelligence	$898.7	$810.2	10.9%	7.7%	$3,394.0	$3,184.9	6.6%	7.1%
Activation	240.4	232.6	3.4%	(1.2)%	804.4	787.7	2.1%	0.0%
Total reported revenue	$1,139.1	$1,042.8	9.2%	5.7%	$4,198.4	$3,972.6	5.7%	5.7%

Adjusted EBITDA(1)
Americas	$149.5	$134.5	11.2%		$491.6	$437.8	12.3%
EMEA	157.5	122.4	28.7%		558.6	447.9	24.7%
APAC	41.1	40.0	2.8%		140.1	150.6	(7.0)%
Corporate	(58.9)	(74.8)	(21.3)%		(273.8)	(295.8)	(7.4)%
Total Adjusted EBITDA	$289.2	$222.1	30.2%		$916.5	$740.5	23.8%

Adjusted EBITDA margin(1)
Americas	33.2%	32.5%	60bps	30.1%	28.2%	190bps
EMEA	31.2%	27.3%	380bps	30.0%	25.9%	410bps
APAC	22.5%	22.1%	40bps	20.0%	21.8%	-180bps
Total Adjusted EBITDA margin	25.4%	21.3%	410bps	21.8%	18.6%	320bps
* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this release. (1) Metric is presented on an as-reported basis at actual FX rates.
Fourth Quarter Revenue Discussion

Revenue increased 9.2% on an as-reported basis, while organic constant currency revenue grew 5.7%. Our Q4 organic constant‑currency growth was driven primarily by value‑based pricing, along with strong upselling and cross‑selling of new capabilities and solutions, and continued expansion into adjacent and high‑growth markets.

Americas: Q4 segment revenue increased by $37.2 million, or 9.0% on an as-reported basis. Reported revenue growth was led by Intelligence, which rose 9.0% driven by strong renewals, expansion within core services, effective cross‑selling of new capabilities, and continued traction in adjacent and high‑growth markets. Activation grew 9.3% on an as-reported basis, supported by higher project demand and volume increases. The acquisition of M-Trix and Gastrograph provided an additional 0.9% to reported growth, while foreign‑currency movements added 2.4%. Organic constant currency growth was 5.7%.

EMEA: Q4 segment revenue increased by $57.3 million, or 12.8% on an as-reported basis. Reported revenue growth was led by Intelligence, which rose 15.6% driven by strong renewals, expansion within core services, effective cross‑selling of new capabilities, and continued traction in adjacent and high‑growth markets. Activation decreased by 0.1% on an as-reported basis, driven by lower project demand and volume decreases. The sale of our ownership interest in Netquest reduced reported growth by 2.0%, while foreign‑currency movements added 7.3%. Organic constant currency growth was 7.5%.

APAC: Q4 segment revenue increased by $1.8 million, or 1.0% on an as-reported basis. Reported revenue growth was led by Intelligence, which rose 2.6% driven by strong renewals, expansion within core services, effective cross‑selling of new capabilities, and continued traction in adjacent and high‑growth markets. Activation decreased by 3.3% on an as-reported basis, driven by lower project demand and volume decreases. There were no inorganic contributions, while foreign‑currency movements decreased reported revenue growth by 0.2%. Organic constant currency growth was 1.2%.

Cash Flow
Cash flows provided by operating activities for the year ended December 31, 2025 were $298.7 million, compared to $73.9 million in 2024, primarily driven by higher profitability and our debt refinancings from July 2024, January 2025, and August 2025 offset by timing related to items in net working capital. Net working capital was impacted by temporarily higher DSOs related to the GfK integration and higher annual performance-based compensation driven by company over-performance in 2024. Capital expenditures for the year ended December 31, 2025 decreased to $262.9 million compared to $298.7 million in 2024 due to increased capital efficiency related to our new tech platform. Free cash flow for the year ended December 31, 2025 increased by $260.6 million, to $35.8 million compared to a $224.8 million deficit in 2024. Free cash flow for the three months ended December 31, 2025 increased by $114.9 million to $90.9 million compared to a deficit of $24.0 million in 2024 driven primarily by year-over-year increases in revenue flow-through to Adjusted EBITDA, increased capital efficiency, lower transformation costs, improved tax efficiency and lower interest expense as a result of our IPO and our debt refinancings from July 2024, January 2025, and August 2025, the last of which is outlined below in “Liquidity, Capital Resources & Recent Financings”.
Liquidity, Capital Resources & Recent Financings
At December 31, 2025 the Company had Cash and cash equivalents of $518.8 million and $750.0 million of available capacity under its Revolver, for a total of $1,268.8 million of available liquidity. On July 11, 2025, we increased our Revolver capacity to $750.0 million. On July 24, 2025, the Company completed its IPO, in which the Company issued 50,000,000 ordinary shares at the initial public offering price of $21.00 per share. The Company received aggregate net proceeds of $985.1 million after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and used a portion of these proceeds to repay approximately $533.4 million of outstanding borrowings under its Revolver. On August 12, 2025, we used approximately $387.4 million of the net proceeds from our initial public offering to repay in full the 2021 CAD Term Loan in the amount of C$122.6 million (approximately $89.0 million USD) and to repay €255.0 million (approximately $298.4 million USD) of the EUR Term Loan. This transaction reduced debt and extended the Term Loans' maturities by 2.5 years to October 2030 and reduced the Company's annualized interest expense run rate by approximately $100.0 million.

The average unhedged and hedged interest rates at the end of the fourth quarter of 2025 were 5.4% and 5.6% respectively, which resulted in a total weighted average rate of 5.4%. The convergence of the all-in rates is due to the lower spreads post refinancing and the declining interest rate environment. Our interest rate hedging program is intended not only to provide protection against dramatic interest rate increases but also allow us to participate meaningfully in an improving interest rate environment with greater predictability of cash flows.
Reorganization Pursuant to IPO
On July 22, 2025, in connection with the IPO, NIQ became the direct parent of various entities that were created by Advent International to acquire the business of NIQ from Nielsen Holdings, including AI PAVE Dutchco I B.V. (“AI PAVE”) and the indirect parent of other intermediate holding companies, including AI PAVE Dutchco II B.V., AI PAVE Dutchco III B.V. (collectively, with AI PAVE, the “AI PAVE Entities”), and Intermediate Dutch Holdings B.V., a private company with limited liability organized under the laws of the Netherlands (“Dutch Holdings”) (the “Reorganization”). All holders of equity interests in AI PAVE became shareholders of NIQ.

The “Company,” “NIQ,” “we,” “us” and “our” means, prior to the Reorganization, Dutch Holdings and its consolidated subsidiaries and, after the Reorganization, NIQ Global Intelligence plc and its consolidated subsidiaries. Prior to the effects of the Reorganization and IPO, the unaudited consolidated financial statements present the historical financial information of Dutch Holdings. Subsequent to the Reorganization and IPO, the financial statements were recast to reflect the consolidated financial statements of NIQ Global Intelligence plc and its consolidated subsidiaries, including Dutch Holdings and the AI PAVE Entities, as a transaction between entities under common control. The recast presentation began with the condensed consolidated financial statements as of and for the nine months ended September 30, 2025, the first reporting period following the Reorganization and IPO. All subsequent reporting periods, including the accompanying consolidated financial statements herein, will similarly reflect the recast presentation.
2026 Restructuring Program
In February 2026, the Company approved an incremental cost realignment program (the “2026 Program”) intended to further streamline the organization and drive operational efficiency. The 2026 Program is designed to generate additional annualized cost savings of approximately $55 million to $65 million by the end of fiscal year 2026.

The 2026 Program supports the Company’s ongoing efforts to enhance margin performance through continued optimization of its workforce, enhancements to its sales organization and other support functions, and simplification of overall business processes. Investments in automation and artificial intelligence (“AI”) are anticipated to accelerate the Company’s optimization efforts as it begins its journey to operationalize these digital tools throughout the organization. Collectively, these actions are expected to improve efficiency, customer satisfaction, product innovation, and productivity. The 2026 Program is intended to further reduce costs primarily within selling, general and administrative expenses.

The Company expects to incur total pre-tax restructuring charges of approximately $50 million to $60 million, the substantial majority of which would result in cash expenditures. The Company expects that execution of the 2026 Program will occur primarily in the first half of 2026, subject to local laws and consultation requirements.

First Quarter and Full Year 2026 Outlook
Our outlook is based on a number of assumptions that are subject to change, many of which are outside of the control of the Company. The extent to which external factors affect our business and results of operations are inherently uncertain and depends on numerous evolving factors that we may not be able to accurately predict. There can be no assurance that the Company will achieve the results expressed by this guidance.

(in millions, except per share data)	First Quarter Guidance	Full Year Guidance
Revenue, as reported	$1,049M - $1,052M	$4,439M - $4,452M
Revenue growth:
as reported	8.6% - 8.9%	5.7% - 6.0%
organic constant currency	4.5% - 4.8%	5.0% - 5.3%

Adjusted EBITDA(1), as reported	$219M - $222M	$1,043M - $1,060M
Adjusted EBITDA(1) growth:
as reported	16% - 18%	14% - 16%
constant currency	10% - 12%	13% - 15%
Adjusted EBITDA margin(1), as reported	20.9% - 21.1%	23.5% - 23.8%
Adjusted EPS (1)	$0.08 - $0.10	$0.95 - $0.99

Free cash flow(1)		$235M - $250M
Depreciation and amortization		$614M - $619M
Interest expense, net		$230M - $235M
Income tax expense from continuing operations		$165M - $170M
Capital Expenditures (% of Revenue)		6.5% - 7.0%
Net Leverage Ratio (1)		< 3.0
(1) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EPS, Free cash flow and Net Leverage Ratio are non-GAAP financial measures.
•Constant currency growth rates assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.
•Organic constant currency growth rates are constant currency growth excluding inorganic growth. Inorganic growth represents growth attributable to the first twelve months of activity for recent business acquisitions.
•For a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to the "Non-GAAP Financial Measures" section of this Earnings Release.
Earnings Webcast Information
In conjunction with this release, NIQ will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss business results for the quarter and certain forward-looking information. The live webcast and a replay of the webcast will be available at the Investor Relations section of NIQ’s website: investors.nielseniq.com. (live and replay).
About NIQ (NYSE: NIQ)
NIQ is a leading consumer intelligence company, delivering the most complete understanding of consumer buying behavior and revealing new pathways to growth. Our global reach spans 90 countries covering approximately 82% of the world’s population, more than half of global gross domestic product, and more than $7.4 trillion in global consumer spend as of December 31, 2025. With a holistic retail read and the most comprehensive consumer insights—delivered with advanced analytics through state-of-the-art platforms—NIQ delivers the Full View™. For more information, please visit www.niq.com.
Availability of Information on NIQ’s Website
Investors and others should note that NIQ routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the NIQ Investor Relations website. While not all of the information that the Company posts to the NIQ Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in NIQ to review the information that it shares on investors.nielseniq.com.

Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements generally can be identified by references to future periods or the use of words such as "intends," "designed," “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including financial guidance and projected estimates including expectations regarding revenue, leverage, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EPS, and free cash flow; statements about the Company’s financial position, operating results, and capital allocation priorities, including growth-focused capital expenditures, investments in AI capabilities, and potential tuck-in acquisitions; statements regarding the 2026 Restructuring Program, including expected annualized cost savings, anticipated pre-tax restructuring charges, timing of realization, and expected improvements in efficiency, customer satisfaction, product innovation, and productivity; and statements regarding expected annualized cost savings and timing of realization, anticipated one-time charges and cash expenditures, the Company’s ability to achieve margin expansion, improve operating efficiency, and generate future cash flow, the impact of technology-enabled initiatives including automation and AI on long-term competitiveness, including expectations that AI will strengthen the Company's competitive position, widen its competitive moat, accelerate innovation, and structurally lower its cost base; the Company's interest rate hedging strategy and its expected impact on cash flow predictability, and the Company’s strategic priorities and future financial performance. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the workforce reduction may take longer or result in more significant charges or cash expenditures than anticipated or otherwise negatively impact the Company and its business plans during and after the period during which the workforce reduction is being executed; that we derive a significant portion of our revenues from sales of our subscription-based products; if we are unable to attract and retain members of our management team, we may not be able to compete effectively and will not be able to expand our business; that design defects, errors, failures or delays associated with our products or services could negatively impact our business; that we rely on third parties to provide certain data, services and information technology and operations functions in connection with the provision of our current products and services; that we have identified material weaknesses in our internal control over financial reporting; uncertainty in the U.S. political and regulatory environment if we are unsuccessful at investing in growth opportunities, our business could be materially and adversely affected; that the market for consumer measurement and business solutions products and services is highly competitive; if we cannot compete effectively, our revenues could decline and our business could be harmed, if we are not able to maintain a proprietary panel of a sufficient size and scope, or if the costs of establishing and maintaining our panel increase, our business could be harmed; that we have incorporated and are incorporating traditional AI, machine learning and generative AI into some of our products and that technology is new and developing and may present operational and reputational risks or result in liability or harm to our reputation, business or results of operations; that our international operations are exposed to risks which could impede growth in the future; that we are dependent on our relationship with our former parent company for certain aspects of our business; that our significant indebtedness could adversely affect our financial condition; that the terms of our indebtedness restrict our current and future operations, particularly our ability to respond to change or to take certain actions; and the risks identified under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and filed with the Securities and Exchange Commission, as well as the other information we file with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts
Investors: investor.relations@nielseniq.com

Media: media@nielseniq.com

NIQ Global Intelligence plc
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except share and per share data)	2025	2024	2025	2024
Revenues	$1,139.1	$1,042.8	$4,198.4	$3,972.6

Operating expenses:
Cost of revenues (excluding depreciation and amortization shown separately below)	515.2	453.3	1,862.1	1,771.6
Selling, general and administrative expenses	368.0	403.9	1,597.7	1,601.4
Depreciation and amortization	163.3	149.1	632.5	596.7
Impairment of long-lived assets	—	2.7	1.1	31.1
Restructuring, net	35.1	64.5	44.0	98.5
Other operating income, net	(7.5)	(6.2)	(24.4)	(26.9)
Total operating expenses	1,074.1	1,067.3	4,113.0	4,072.4
Operating income (loss)	65.0	(24.5)	85.4	(99.8)
Interest expense, net	(60.7)	(95.3)	(317.6)	(410.6)
Foreign currency exchange gain (loss), net	7.7	(31.3)	78.2	(34.2)
Nonoperating income (expense), net	12.5	15.0	(55.8)	(145.9)
Income (loss) from continuing operations before income taxes	24.5	(136.1)	(209.8)	(690.5)
Income tax expense from continuing operations	(54.2)	(33.3)	(135.5)	(113.7)
Loss from continuing operations	(29.7)	(169.4)	(345.3)	(804.2)
Discontinued operations:
Income from discontinued operations before income taxes	—	—	—	12.5
Income tax expense from discontinued operations	—	—	—	—
Income from discontinued operations	—	—	—	12.5
Net loss	(29.7)	(169.4)	(345.3)	(791.7)
Less: Net income attributable to noncontrolling interests	2.5	3.5	8.0	6.3
Net loss attributable to NIQ	$(32.2)	$(172.9)	$(353.3)	$(798.0)

Basic and diluted earnings per share from:
Loss attributable to NIQ	$(0.11)	$(0.71)	$(1.32)	$(3.31)
Income from discontinued operations	—	—	—	0.05
Net loss attributable to NIQ	$(0.11)	$(0.71)	$(1.32)	$(3.26)

Weighted average basic and diluted NIQ ordinary shares outstanding	295,000,000	245,000,000	266,917,808	245,000,000

NIQ Global Intelligence plc
Consolidated Balance Sheets (Unaudited)

(in millions, except share and per share data)	December 31, 2025	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$518.8	$266.2
Trade receivables, net	695.6	644.9
Other receivables	104.3	83.3
Prepaid expenses and other current assets	131.4	137.0
Current assets held for sale	—	62.8
Total current assets	1,450.1	1,194.2
Property and equipment, net	208.2	208.0
Operating lease right-of-use assets	203.7	179.6
Intangible assets, net	2,191.4	2,287.6
Goodwill	2,431.7	2,209.5
Deferred income taxes	27.8	22.2
Other noncurrent assets	289.1	271.7
Total assets	$6,802.0	$6,372.8

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$224.4	$217.1
Accrued expenses	631.7	605.3
Deferred revenues	262.0	273.4
Short-term debt and current portion of long-term debt	107.5	121.0
Other current liabilities	177.5	131.5
Current liabilities held for sale	—	17.3
Total current liabilities	1,403.1	1,365.6
Long-term debt	3,502.6	3,959.8
Operating lease liabilities	205.5	196.5
Deferred income taxes	123.4	109.1
Warrant liability	—	191.4
Other noncurrent liabilities	341.8	251.8
Total liabilities	5,576.4	6,074.2
Commitments and contingencies
Shareholders' equity:
Ordinary shares; $0.00001 nominal value per share, 1,500,000,000 ordinary shares authorized, 295,000,000 ordinary shares issued and outstanding as of December 31, 2025 and 245,000,000 ordinary shares issued and outstanding as of December 31, 2024	—	—
Preferred shares; $0.00001 nominal value per share, 150,000,000 preferred shares authorized, no shares issued and outstanding	—	—
Euro deferred shares; €1.00 nominal value per share, 25,000 Euro deferred shares authorized and issued, none outstanding as of December 31, 2025 and no shares authorized, issued or outstanding as of December 31, 2024	—	—
Paid-in capital	3,222.4	1,946.1
Accumulated deficit	(2,202.0)	(1,848.7)
Accumulated other comprehensive loss	(32.0)	(37.7)
Total NIQ shareholders' equity	988.4	59.7
Noncontrolling interests	237.2	238.9
Total shareholders' equity	1,225.6	298.6
Total liabilities and shareholders' equity	$6,802.0	$6,372.8

NIQ Global Intelligence plc
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Operating Activities:
Net loss	$(29.7)	$(169.4)	$(345.3)	$(791.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	163.3	149.1	632.5	596.7
Share-based compensation	7.8	1.5	61.1	4.7
Amortization of debt discount and debt issuance costs	7.1	15.4	48.2	65.8
Remeasurement of warrant to fair value	—	9.6	39.7	75.2
Impairment of long-lived assets	—	2.7	1.1	31.1
Provision for credit losses	0.9	1.9	3.6	5.5
Non-cash foreign currency exchange loss (gain), net	5.9	57.4	(63.2)	63.5
(Gain) loss on deconsolidation of subsidiaries and related adjustments	—	—	(5.2)	57.8
Write-off of unamortized debt discount and debt issuance costs	—	—	35.0	35.8
Gain on disposal of business	—	—	(4.9)	(12.4)
Deferred income taxes	(6.4)	(11.0)	(6.1)	(35.6)
Other operating activities, net	1.6	(32.6)	0.5	(51.0)
Changes in assets and liabilities:
Trade and other receivables, net	3.3	(37.9)	(18.5)	(60.2)
Prepaid expenses and other current assets	25.2	31.1	(14.2)	(2.2)
Accounts payable and other current liabilities	14.3	35.2	(27.9)	98.5
Operating leases, net	(4.0)	8.5	(11.2)	(6.8)
Other noncurrent assets and liabilities	(0.6)	6.8	(26.5)	(0.8)
Net cash provided by operating activities	188.7	68.3	298.7	73.9
Investing Activities:
Acquisition of businesses, net of cash acquired	0.4	—	(26.7)	20.2
Payment for asset acquisition	(0.6)	—	(11.9)	—
Proceeds from sale of business, net of cash disposed	—	—	67.7	315.6
Additions to property and equipment	(15.5)	(14.1)	(34.7)	(35.4)
Additions to intangible assets	(82.3)	(78.2)	(228.2)	(263.3)
Cash deconsolidated from previously controlled subsidiary	—	—	—	(31.6)
Other investing activities, net	(1.8)	1.8	(1.8)	4.1
Net cash (used in) provided by investing activities	(99.8)	(90.5)	(235.6)	9.6
Financing Activities:
Proceeds from issuance of debt and borrowings under revolving credit facility	81.2	133.8	1,034.9	1,137.6
Repayments of debt and borrowings under revolving credit facility	(81.3)	(148.3)	(1,799.9)	(1,179.6)
Debt issuance costs paid	—	—	(16.0)	(7.6)
Capital contribution from Parent	—	1.8	—	1.8
Proceeds from initial public offering, net of underwriters discounts and commissions	—	—	1,005.4	—
Payments of deferred offering costs	(13.3)	—	(21.7)	—
Finance leases	(5.7)	(5.0)	(26.4)	(22.3)
Cash dividends paid to noncontrolling interests	(6.2)	(4.3)	(9.7)	(14.6)
Other financing activities, net	3.3	13.1	10.7	19.4
Net cash (used in) provided by financing activities	(22.0)	(8.9)	177.3	(65.3)
Effect of exchange-rate changes on cash and cash equivalents	5.6	(27.7)	12.2	(33.1)
Net increase (decrease) in cash and cash equivalents	72.5	(58.8)	252.6	(14.9)
Cash and cash equivalents at beginning of period	446.3	326.9	266.2	283.0
Cash and cash equivalents at end of period	518.8	268.1	518.8	268.1
Less: cash and cash equivalents included in current assets held for sale	—	(1.9)	—	(1.9)
Cash and cash equivalents at end of period as reported on consolidated balance sheet	$518.8	$266.2	$518.8	$266.2

Select Defined Terms
Subscription Revenue: Defined as Annualized Revenue from subscription services associated with annual and multi-year contracts, and renewal licensing services within our Intelligence solutions; it excludes contracts and products, that are short-term in nature, which we define to mean less than 12 months in duration.
Annualized Revenue: Defined as average annualized monthly contract value revenue over the trailing twelve months. Newly acquired client revenue is calculated by (i) annualizing the first month with positive contract value, then (ii) annualizing the monthly average contract value between the second month and eleventh month with positive contract value, and then (iii) annualizing the average contract value across the trailing twelve months. Annualized Revenue is not a forecast and the active contracts at the end of a reporting period used in calculating Annualized Revenue may or may not be extended or renewed by our clients.
Net Dollar Retention (NDR): Represents the amount of annualized revenue that we generate from our existing clients.
Gross Dollar Retention (GDR): Represents the amount of prior period annualized revenue we have retained from existing clients in the current period. The calculation reflects only client losses and does not reflect client expansion or contraction.
Non-GAAP Financial Measures
We present Organic Constant Currency (“Organic CC”) Revenue and Revenue Growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Unlevered Free Cash Flow, Adjusted Net Loss and Adjusted Net Loss per Share in the tables below as supplemental measures of our operating performance and liquidity. We consider them to be important supplemental measures of our performance and liquidity and believe they are useful to securities analysts, investors, and other interested parties in their evaluation of our operating performance and liquidity. These measures reflect the results from the primary operations of our business by excluding the effects of certain items that we do not consider indicative of our core operations and ongoing operating performance.
Our financial statements are prepared and presented in accordance with GAAP. These non-GAAP financial measures are not presentations made in accordance with GAAP and should not be considered as an alternative to net income or loss, income or loss from operations, or any other performance measure prepared and presented in accordance with GAAP, or as an alternative to cash provided by operating activities as a measure of our liquidity. Consequently, our non-GAAP financial measures should be considered together with our unaudited consolidated financial statements, which are prepared in accordance with U.S. GAAP.
This release includes forward-looking guidance for Adjusted EBITDA, Adjusted EBITDA margin, and free cash flow. We are not able to provide, without unreasonable effort, a reconciliation of the guidance for Adjusted EBITDA, Adjusted EBITDA margin, and free cash flow to the most directly comparable GAAP measure because we do not currently have sufficient data to accurately estimate the variables and individual adjustments included in the most directly comparable GAAP measure that would be necessary for such reconciliations, including (a) costs related to potential debt or equity transactions and (b) other non-recurring expenses that cannot reasonably be estimated in advance. These adjustments are inherently variable and uncertain and depend on various factors that are beyond our control and, as a result, we are unable to predict their probable significance. Therefore, because our management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results in accordance with GAAP, it is unable to provide a reconciliation of the non-GAAP financial measures included in its fourth quarter and full year 2025 guidance.
Management has defined the following items to exclude in calculating certain non-GAAP financial measures presented in the tables below:
•Transformation costs - Consists of costs related to consultancy and advisory fees incurred to evaluate and improve organization efficiencies and operations. We exclude these costs as expenses may not be comparable during the transformation initiative as we progress toward an optimized operating model. These costs are primarily included in selling, general and administrative expenses.
•Merger and acquisition related costs - Represents non-recurring acquisition-related costs. We exclude these expenses as we believe they are not directly correlated to the underlying performance of our business operations and vary depending upon the timing of such transactions. These costs are primarily included in selling, general and administrative expenses.
•One-time compensation costs - Reflects acquisition-related retention bonus costs from acquisitions completed in 2021 and 2022. We exclude these expenses as we believe they are not directly correlated to the underlying performance of our business operations and vary depending upon the timing of such transactions. These costs are primarily included in selling, general and administrative expenses.
•Other one-time costs - Represents real estate costs due to office closures, software license redundancy expenses and other one-time costs. We exclude these expenses as we believe they are not directly correlated to the underlying performance of our business operations and vary depending upon the timing of such transactions. These costs are primarily included in selling, general and administrative expenses.

Organic Constant Currency Revenue and Organic Constant Currency Revenue Growth
Organic Constant Currency Revenue Growth is calculated by dividing (a) our Revenues for the applicable period after (i) excluding the impact of acquisitions and similar transactions until the one-year anniversary of such acquisition or similar transaction, (ii) excluding the impact from lost sales related to the Russia Deconsolidation, (iii) excluding the impact of divestitures, and (iv) excluding the impact of foreign currency exchange rates by translating local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates, by (b) our Revenues for the prior comparable period. We believe Organic Constant Currency Revenue Growth provides investors with useful supplemental information about our revenue growth to assist in understanding the growth attributable to our core business, excluding the impact of currency fluctuation given the significant variability in revenues that can be driven by foreign currency exchange rates.
The following tables present Organic Constant Currency Revenue Growth for the three and twelve months ended December 31, 2025 and 2024. We present Organic Constant Currency Revenue and Organic Constant Currency Revenue Growth as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. Organic Constant Currency Revenue and Organic Constant Currency should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

	Three Months Ended December 31,			Growth/ (Decline)		Organic Constant Currency Revenue Growth
(in millions)	2025	2024	Revenue Growth	Inorganic Items	Foreign Exchange
Revenues	$1,139.1	$1,042.8	9.2%	0.5%	(4.0)%	5.7%
Revenue by segment:
Americas revenue	450.6	413.4	9.0%	(0.9)%	(2.4)%	5.7%
EMEA revenue	505.6	448.3	12.8%	2.0%	(7.3)%	7.5%
APAC revenue	182.9	181.1	1.0%	—%	0.2%	1.2%

	Year ended December 31,			Growth/ (Decline)		Organic Constant Currency Revenue Growth
(in millions)	2025	2024	Revenue Growth	Inorganic Items	Foreign Exchange
Revenues	$4,198.4	$3,972.6	5.7%	1.2%	(1.2)%	5.7%
Revenue by segment:
Americas revenue	1,632.2	1,550.2	5.3%	(0.4)%	1.0%	5.9%
EMEA revenue	1,864.5	1,731.5	7.7%	3.2%	(3.7)%	7.2%
APAC revenue	701.7	690.9	1.6%	—%	0.1%	1.7%

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
EBITDA is defined as net loss attributable to NIQ excluding interest expense, net, income tax expense from continuing operations and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for Transformation Program costs, GfK integration costs, acquisition and transaction related costs, impairment of long-lived assets, foreign currency exchange (gain) loss, net, loss (gain) from discontinued operations, nonoperating items, net, share-based compensation expense, and other operating items, net. Specifically, Adjusted EBITDA allows for an assessment of our operating performance without the effect of charges that do not relate to the core operations of our business. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. The following table shows EBITDA, and Adjusted EBITDA for the periods presented, and the reconciliation to their most comparable GAAP measure, Net Loss Attributable to NIQ, and Net Loss attributable to NIQ divided by Revenue, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Net loss attributable to NIQ	$(32.2)	$(172.9)	$(353.3)	$(798.0)
Interest expense, net	60.7	95.3	317.6	410.6
Income tax expense from continuing operations	54.2	33.3	135.5	113.7
Depreciation and amortization	163.3	149.1	632.5	596.7
EBITDA	246.0	104.8	732.3	323.0
Transformation Program costs(1)	10.8	19.4	48.2	56.0
GfK integration costs(2)	33.3	69.2	62.3	126.3
Acquisitions and transaction related costs(3)	9.0	5.9	25.3	17.6
Impairment of long-lived assets(4)	—	2.7	1.1	31.1
Foreign currency exchange (gain) loss, net(5)	(7.7)	31.3	(78.2)	34.2
Gain from discontinued operations(6)	—	—	—	(12.5)
Nonoperating items, net(7)	(10.1)	(11.4)	67.8	161.5
Share–based compensation(8)	7.8	1.5	61.1	4.7
Other operating items, net(9)	0.1	(1.3)	(3.4)	(1.4)
Adjusted EBITDA	$289.2	$222.1	$916.5	$740.5

Net loss attributable to NIQ divided by Revenue	(2.8)%	(16.6)%	(8.4)%	(20.1)%
Adjusted EBITDA Margin	25.4%	21.3%	21.8%	18.6%
Footnotes to the table above:
(1)Transformation Program costs represent employee separation costs and costs associated with consultancy and advisory fees incurred to evaluate and improve organizational efficiencies and operations. In addition, the Transformation Program includes costs associated with the accelerated technology investment that are incremental and redundant costs that will not recur after the Transformation Program is completed and are not representative of our underlying operating performance.
(2)GfK integration costs represent employee separation costs, consulting fees and integration costs associated with the GfK Combination.
(3)Acquisitions and transaction related costs represent costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration and legal related costs. These costs also include preparation and readiness costs for capital market transactions.
(4)Impairment of long-lived assets represents impairment charges for operating lease right-of-use assets, property, plant and equipment and definite-lived intangible assets.
(5)Foreign currency (gain) loss, net primarily reflects the translation movements on foreign currency denominated term loans as well as the impact of foreign exchange hedges.
(6)Gain from discontinued operations represents operations associated with the GfK European Consumer Panel Business that was divested in the Required GfK European Consumer Panel Services Divestiture to receive European regulatory approvals for the GfK Combination.
(7)Nonoperating items, net consists of adjustments primarily related to net periodic pension benefit, other than service cost, remeasurement of warrant to fair value, write-off of unamortized debt discount and debt issuance costs, deconsolidation of Russian subsidiaries, settlement of tax indemnification, factoring fees and other. The settlement of tax indemnification relates to certain taxes indemnified by Nielsen in connection with the 2021 Carve-Out Transaction. The initial amount was recorded as part of purchase accounting adjustments. Further adjustments are made to the tax indemnification as audit settlements or refunds are recorded.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Nonoperating items, net	$(10.1)	$(11.4)	$67.8	$161.5
Deconsolidation of subsidiaries	—	—	(5.2)	57.8
Remeasurement of warrant to fair value	—	9.6	39.7	75.2
Net periodic pension benefit, other than service cost	(0.4)	(1.0)	(3.8)	(2.5)
Write-off of unamortized debt discount and debt issuance costs	—	—	35.0	35.8
Settlement of tax indemnification	(16.7)	(21.2)	(11.3)	(21.2)
Factoring fees	3.3	3.2	11.8	14.7
Other	3.7	(2.0)	1.6	1.7
(8)Share-based compensation consists of non-cash expense.
(9)Other operating items, net primarily consists of gain/loss on sale of long-lived assets and gain/loss on settlement of asset retirement obligations. We exclude these expenses because they are not closely tied to the core performance of our business and can cause fluctuations between periods due to the nature and timing of the expense or income. These costs are included in selling, general and administrative expenses as part of the unaudited consolidated statements of operations.

The following table reconciles Adjusted EBITDA by segment to loss from continuing operations before income taxes, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Adjusted EBITDA by segment
Americas	$149.5	$134.5	$491.6	$437.8
EMEA	157.5	122.4	558.6	447.9
APAC	41.1	40.0	140.1	150.6
Total segment Adjusted EBITDA	348.1	296.9	1,190.3	1,036.3
Adjustments to reconcile to income (loss) from continuing operations before income taxes:
Corporate expenses not allocated to segments	(58.9)	(74.8)	(273.8)	(295.8)
Depreciation and amortization	(163.3)	(149.1)	(632.5)	(596.7)
Interest expense, net	(60.7)	(95.3)	(317.6)	(410.6)
Transformation Program costs(1)	(10.8)	(19.4)	(48.2)	(56.0)
GfK integration costs(2)	(33.3)	(69.2)	(62.3)	(126.3)
Acquisitions and transaction-related costs(3)	(9.0)	(5.9)	(25.3)	(17.6)
Foreign currency exchange gain (loss), net	7.7	(31.3)	78.2	(34.2)
Nonoperating items, net(4)	10.1	11.4	(67.8)	(161.5)
Share-based compensation	(7.8)	(1.5)	(61.1)	(4.7)
Impairment of long-lived assets	—	(2.7)	(1.1)	(31.1)
Net income attributable to noncontrolling interests	2.5	3.5	8.0	6.3
Other operating items, net(5)	(0.1)	1.3	3.4	1.4
Income (loss) from continuing operations before income taxes	$24.5	$(136.1)	$(209.8)	$(690.5)
(1)Transformation program costs include employee separation costs, as well as additional costs associated with accelerated technology investment and consultancy and advisory fees incurred to evaluate and improve organizational efficiencies and operations.
(2)GfK integration costs include employee separation costs, as well as additional costs for consulting fees and integration associated with the GfK Combination.
(3)Acquisitions and transaction related costs represent costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration and legal related costs. These costs also include preparation and readiness costs for capital market transactions.
(4)Consists of adjustments related to: (i) net periodic pension costs other than service cost, (ii) remeasurement of warrant fair value prior to equity reclassification, (iii) factoring fees, (iv) write-off of unamortized debt discount and debt issuance costs, (v) deconsolidation of subsidiaries, (vi) settlement of tax indemnification and (vii) other nonoperating expenses.
(5)Consists primarily of adjustments related to gain/loss on sale of long-lived assets and gain/loss on settlement of asset retirement obligations.

Free Cash Flow and Unlevered Free Cash Flow
Free Cash Flow is defined as net cash used in operating activities less cash paid for capital expenditures. Unlevered Free Cash Flow is defined as Free Cash Flow less cash paid for interest. Management believes Free Cash Flow and Unlevered Free Cash Flow, in conjunction with Cash from Operations, can be useful to investors as an indicator of liquidity since capital expenditures are a necessary component of ongoing operations. Management believes that capital expenditures are essential to our innovation and maintenance of our operational capabilities. The following tables show Free Cash Flow and Unlevered Free Cash Flow for the periods presented, and the reconciliation to its most comparable U.S. GAAP measure, net cash used in operating activities, for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Net cash provided by operating activities	$188.7	$68.3	$298.7	$73.9
Cash paid for capital expenditures	(97.8)	(92.3)	(262.9)	(298.7)
Free Cash Flow	$90.9	$(24.0)	$35.8	$(224.8)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Free Cash Flow	$90.9	$(24.0)	$35.8	$(224.8)
Cash paid for interest	58.8	94.5	298.7	411.4
Unlevered Free Cash Flow	$149.7	$70.5	$334.5	$186.6

Free Cash Flow increased by $114.9 million and increased by $260.6 million for the three and twelve months ended December 31, 2025, as compared to the three and twelve months ended December 31, 2024 due to improved profitability as evidenced by a higher Adjusted EBITDA, lower transformation costs, lower additions to intangibles, and lower cash paid for interest from post-IPO refinancing. See the “Consolidated Statements of Cash Flows” in the unaudited consolidated financial statements for additional information.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share
Adjusted Net Income (Loss) is defined as Net Loss Attributable to NIQ excluding special items deemed not to be reflective of ongoing or core operations. Adjusted Net Income (Loss) per Share is defined as Adjusted Net Income (Loss) divided by the Weighted Average Shares Outstanding.
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share are used by management and can be useful to investors as an indicator of our core business performance. Management uses these metrics to analyze business operations and to adjust net loss for items we believe do not accurately reflect our core business or that relate to non-cash expenses or noncontrolling interests.

The following tables show Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share, for the periods presented, and the reconciliation to their most comparable GAAP measure, Net Loss attributable to NIQ and Earnings Per Share, respectively, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except share and per share data)	2025	2024	2025	2024
Net loss attributable to NIQ	$(32.2)	$(172.9)	$(353.3)	$(798.0)
Adjustments to net loss attributable to NIQ
Transformation Program costs(1)	10.8	19.4	48.2	56.0
Amortization of certain intangible assets(2)	65.9	68.1	275.5	280.1
GfK integration costs(3)	33.3	69.2	62.3	126.3
Acquisitions and transaction related costs(4)	9.0	5.9	25.3	17.6
Impairment of long-lived assets(5)	—	2.7	1.1	31.1
Foreign currency exchange (gain) loss, net(6)	(7.7)	31.3	(78.2)	34.2
Nonoperating items, net(7)	(13.4)	(14.6)	56.0	146.8
Share-based compensation (8)	7.8	1.5	61.1	4.7
Other operating items, net(9)	0.1	(1.3)	(3.4)	(1.4)
Total Adjustments to net loss attributable to NIQ	105.8	182.2	447.9	695.4
Tax effect of above adjustments(10)	(14.7)	(8.9)	(32.7)	(34.1)
Gain from discontinued operations(11)	—	—	—	(12.5)
Adjusted Net Income (Loss) attributable to NIQ	$58.9	$0.4	$61.9	$(149.2)

Basic and diluted loss per share:
Loss attributable to NIQ	$(0.11)	$(0.71)	$(1.32)	$(3.26)

Basic and diluted Adjusted Net Income (loss) per share:
Income (loss) attributable to NIQ	$0.20	$—	$0.23	$(0.61)

Weighted average basic and diluted NIQ ordinary shares outstanding	295,000,000	245,000,000	266,917,808	245,000,000
Footnotes to the table above:
(1)Transformation Program costs represent employee separation costs and costs associated with consultancy and advisory fees incurred to evaluate and improve organizational efficiencies and operations. The costs associated with the accelerated technology investment are incremental and redundant costs that will not recur after the Transformation Program is completed and are not representative of our underlying operating performance.
(2)Amortization of certain intangible assets consists of amortization costs of intangible assets which were recorded as part of purchase accounting. We exclude the impact of amortization of acquired intangible assets as companies utilize intangible assets with different estimated useful lives and have different methods of amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable, and the purchase price allocated to amortizable intangible assets is unique to each acquisition and can vary significantly from period to period and across companies. These costs are included in depreciation and amortization as part of the Consolidated Statements of Operations (unaudited).
(3)GfK integration costs represent employee separation costs, consulting fees and integration costs associated with the GfK Combination.
(4)Acquisitions and transaction related costs represent costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration and legal related costs. These costs also include preparation and readiness costs for capital market transactions.
(5)Impairment of long-lived assets represents impairment charges for operating lease right-of-use assets, property, plant and equipment and definite-lived intangible assets.
(6)Foreign currency exchange (gain) loss, net reflects the translation movements on foreign currency denominated term loans as well as the impact of foreign exchange hedges.
(7)Nonoperating items, net consists of adjustments primarily related to net period pension benefit, other than service cost, remeasurement of warrant to fair value, write-off of unamortized debt discount and debt issuance costs, deconsolidation of Russian subsidiaries, settlement of tax indemnification, and other. The settlement of tax indemnification relates to certain taxes indemnified by Nielsen in connection with the 2021 Carve-Out Transaction. The initial amount was recorded as part of purchase accounting adjustments. Further adjustments are made to the tax indemnification as audit settlements or refunds are recorded.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Nonoperating items, net	$(13.4)	$(14.6)	$56.0	$146.8
Net periodic pension benefit, other than service cost	(0.4)	(1.0)	(3.8)	(2.5)
Remeasurement of warrant to fair value	—	9.6	39.7	75.2
Write-off of unamortized debt discount and debt issuance costs	—	—	35.0	35.8
Deconsolidation of subsidiaries	—	—	(5.2)	57.8
Settlement of tax indemnification	(16.7)	(21.2)	(11.3)	(21.2)
Other	3.7	(2.0)	1.6	1.7
(8)Share-based compensation consists of non-cash expense.
(9)Other operating items, net primarily consists of gain/loss on sale of long-lived assets, and gain/loss on settlement of asset retirement obligations. We exclude these expenses because they are not closely tied to the core performance of our business and can cause fluctuations between periods due to the nature and timing of the expense or income. These costs are included in selling, general and administrative expenses as part of the unaudited consolidated statements of operations.
(10)Income tax adjustments include the tax effect of the non-GAAP adjustments, calculated using the appropriate statutory tax rate for each adjustment. The non-GAAP tax rate was 53.0% and 89.5% for the three months ended December 31, 2025 and 2024, respectively, and 70.9% and 2,894.4% for the years ended December 31, 2025 and 2024, respectively. Our statutory rate is evaluated annually.
(11)Gain from discontinued operations represents operations associated with the Consumer Panel Business that was divested in the Required GfK European Consumer Panel Services Divestiture to receive European regulatory approvals for the GfK Combination.

Source: NIQ Global Intelligence plc

NIQ-IR